Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
RUDOLPH TECHNOLOGIES, INC.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
The undersigned, being a duly appointed officer of Rudolph Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation's Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:
FIRST: That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider said amendment at the next meeting annual meeting of the stockholders.
SECOND: The amendment effected hereby was duly authorized by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 141 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.
THIRD: That the first paragraph of Article IV of the Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on November 17, 1999, is hereby amended in its entirety to read as follows:
“ARTICLE IV
The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 105,000,000 shares. The number of shares of Common Stock authorized is 100,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”
IN WITNESS WHEREOF, I have signed this certificate this 28th day of May, 2013.

RUDOLPH TECHNOLOGIES, INC.
By: /s/ Paul F. McLaughlin
Name: Paul F. McLaughlin
Title: Chairman & Chief Executive Officer